As filed with the Securities and Exchange Commission on September 15, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Wachovia Corporation

(Exact name of registrant as specified in its charter)

North Carolina	56-0898180
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

One Wachovia Center

Charlotte, North Carolina 28288-0013

(704) 374-6565

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Mark C. Treanor, Esq.

Senior Executive Vice President and General Counsel

Wachovia Corporation

One Wachovia Center

Charlotte, North Carolina 28288-0013

(704) 374-6611

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:    As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.[ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.[ ]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common stock, $3.33 1/3 par value	10,000,000	$54.39	$543,900,000	$58,198

(1)	This Registration Statement shall also cover any additional shares of common stock that became issuable under Wachovia’s Dividend Reinvestment and Stock Purchase Plan by reason of any stock dividend, stock split or other similar transaction. Such common stock includes stock purchase rights.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the common stock as quoted on the New York Stock Exchange on September 14, 2006 (within 5 business days prior to filing this registration statement).

Wachovia Corporation Prospectus Dividend Reinvestment and Stock Purchase Plan

Common Stock (Par Value $3.33 1/3 per share)

This prospectus describes the Dividend Reinvestment and Stock Purchase Plan of Wachovia Corporation. The Plan provides shareholders who own at least 50 shares of Wachovia common stock in their own name and Wachovia employees who own at least one share of Wachovia common stock in their own name a simple, cost-effective and convenient method of investing in our common stock.

The Plan allows you to:

•	reinvest all or part of your cash dividends on our common stock in additional shares of our common stock; and

•	purchase additional shares of our common stock by making optional cash payments.

If you are eligible, you may enroll by completing an enrollment and authorization form and returning it to the Plan’s administrator: Wachovia Shareholder Services, c/o American Stock Transfer & Trust Company, P.O. Box 2328, New York, New York 10272-2328.

You may obtain an enrollment and authorization form at http://www.wachovia.com/file/ DRIPEnrollmentForm.pdf or by contacting the Plan administrator at 800-347-1246, Monday through Thursday, 8 a.m. to 7 p.m., and Friday, 8 a.m. to 5 p.m., ET.

Shareholders who do not wish to participate in the Plan will continue to receive cash dividends, as declared.

We pay all fees and brokerage commissions for reinvesting dividends and purchasing additional shares of common stock through optional cash payments. However, you may incur fees and brokerage commissions for using other Plan services, including if you choose to sell shares of common stock directly from the Plan.

Shares of common stock will be purchased in market transactions or directly from Wachovia. If the shares are purchased in market transactions, the price will be the weighted average purchase price of all shares of our common stock purchased for the applicable investment date. If the shares are purchased directly from Wachovia, the price will be the average of the high and low sales prices of the common stock on the New York Stock Exchange composite transactions tape on the applicable investment date.

If you are currently participating in the Plan, you will remain enrolled in the Plan until you notify us that you wish to terminate your participation or change your elections in the Plan, or we choose to terminate your participation in the Plan as permitted.

We have registered 10,000,000 shares of our common stock for sale under the Plan. This prospectus supercedes each previous Plan prospectus and prospectus supplement. You should keep this prospectus for future reference.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “WB.”

These securities have not been approved or disapproved by the Securities and Exchange Commission, any state securities commission or the Commissioner of Insurance of the State of North Carolina nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This prospectus is dated September 15, 2006

About This Prospectus

This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock offered. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to “we,” “us,” “our” or similar references mean Wachovia Corporation and its subsidiaries; and (ii) all references in this prospectus to “stock,” “our stock” or “your stock” refer to our common stock.

Wachovia Corporation

Wachovia has its principal executive offices at One Wachovia Center, Charlotte, North Carolina 28288 (telephone: 704-374-6565) and was incorporated under the laws of North Carolina in 1967. We are registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, and are supervised and regulated by the Board of Governors of the Federal Reserve System. Our banking and securities subsidiaries are supervised and regulated by various federal and state banking and securities regulatory authorities. On September 1, 2001, the former Wachovia Corporation merged with and into First Union Corporation, and First Union changed its name to “Wachovia Corporation.”

Wachovia is one of the largest diversified financial services companies in the United States and offers a complete range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to retail and institutional clients. At June 30, 2006, Wachovia Bank, National Association’s retail and commercial operations formed a presence in 16 states from Connecticut to Florida and west to Texas and California. Two core businesses serve clients under the Wachovia Securities brand name: our retail brokerage unit in 49 states and in Latin America; and our Corporate and Investment Bank in selected industries nationwide. Globally, Wachovia serves clients through more than 40 offices around the world. Online banking is available at http://www.wachovia .com; online brokerage products and services at http://www.wachoviasec.com, and investment products and services at http://www.evergreeninvestments.com. The information on our websites is not a part of this document.

On May 7, 2006, we announced the proposed acquisition of Golden West Financial Corporation of Oakland, California, the parent of World Savings Bank, FSB. This transaction, which is expected to close in the fourth quarter of 2006, will enable us to continue to build our mortgage lending operations, leveraging Golden West’s presence in 39 states. It also will strengthen Wachovia’s retail banking by adding more than 250 branches in 10 states and extends our banking network into attractive metropolitan markets in Arizona, Colorado, Illinois, Kansas and Nevada.

In 1985, the Supreme Court upheld regional interstate banking legislation. Since then, Wachovia has concentrated its efforts on building a large regional banking organization in attractive, high-growth banking markets in the United States. Since November 1985, Wachovia has completed over 100 banking-related acquisitions.

We continue to evaluate our operations and organizational structures to ensure they are aligned closely with our goal of maximizing performance in our core business lines, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank. When consistent with our overall business strategy, we may consider the disposition of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities, particularly in areas that would complement our core business lines, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations take place frequently, and future acquisitions involving cash, debt or equity securities can be expected.

Wachovia is a separate and distinct legal entity from our banking and other subsidiaries. Dividends received from our subsidiaries are our principal source of funds to pay dividends on our common stock and preferred stock and debt service on our debt. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

Description of the Plan

The provisions of the Plan in effect on and after the date hereof are presented below. If you are not a participant in the Plan, you will continue to receive cash dividends, as declared.

Purpose

The primary purpose of the Plan is to provide you with a simple, cost-effective and convenient way of increasing your ownership of our common stock by reinvesting cash dividends and making optional cash payments to purchase additional shares of our common stock without paying any brokerage commissions or service fees. Shares purchased under the Plan will either be shares purchased in market transactions or original issue shares acquired directly from us as described under “Purchase and Purchase Price of Shares” below.

Administration

American Stock Transfer & Trust Company, our transfer agent, is the Plan administrator and performs certain bookkeeping and similar administrative functions in connection with the operation of the Plan, including keeping records and sending statements of accounts to participants. You should send all written correspondence for the Plan administrator to:

Wachovia Shareholder Services

c/o American Stock Transfer & Trust Company

P.O. Box 2328

New York, New York 10272-2328

You also may contact the Plan administrator by phone at 800-347-1246. We may adopt policies and procedures to facilitate the administration of the Plan.

Advantages

Participants in the Plan can:

–	Automatically reinvest all or part of the cash dividends on shares of their common stock, as well as cash dividends on shares of common stock held in the Plan, in additional shares of Wachovia common stock.

–	Invest additional cash in shares of common stock by submitting payments, ranging from a minimum of $20 to a maximum of $15,000 per month, by check or through the Plan’s direct debit program.

–	Avoid fees and brokerage commissions in connection with purchases through the Plan.

–	Invest the full amount of all dividends and any optional cash payments, since fractional share interests may be held under the Plan.

–	Avoid safekeeping and record-keeping requirements and costs through the free custodial service and reporting provisions of the Plan.

Disadvantages

–	You will be treated as having received dividend income on the dividend payment date for federal income tax purposes; such dividend will generally give rise to a tax liability even though no cash was actually paid to you.

–	Prior to being invested on a particular investment date as described under “Purchase and Purchase Price of Shares—Investment Dates” and “Optional Cash Payments—Investment Dates” below, payments for optional cash purchases will not be returned to participants in the Plan unless a request is received by the Plan administrator in writing or by telephone at least two business days before the applicable investment date. Additionally, the Plan Administrator must receive a request to stop debits for optional cash purchases no later than the last day of the month prior to the next investment date.

–	No interest will be paid on optional cash payments prior to investment or return.

–	If you send in a payment for an optional cash purchase, the price of the common stock may go up before the purchase is made.

–	If you sell any shares of common stock held in your Plan account through the Plan administrator, you will not be able to direct the time or price at which the Plan administrator arranges for your sale, and the price of the common stock may go down before the sale is made.

Eligibility

All holders of record of at least fifty shares of our common stock are eligible to participate in the Plan. You are a shareholder of record if your common stock is registered in your own name, including if you hold your shares in book-entry form through the direct registration system, rather than the name of a broker, bank or other nominee. Any employee of Wachovia who owns at least one share of our common stock is eligible to participate in the Plan.

Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) must become owners of record by having the number of shares they wish to have in the Plan transferred to their names.

Shareholders of record who enroll in the Plan may elect to reinvest dividends on less than all of their shares of Wachovia common stock. You cannot assign your right to participate in the Plan to another person.

If you are not a United States resident, you may participate in the Plan, provided there are not any laws or governmental regulations that may restrict or prohibit you from participation in the Plan. Wachovia reserves the right to terminate participation of any shareholder if it is deemed advisable under any foreign laws or regulations.

The Plan is intended for the benefit of our shareholders and not for persons or entities who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of our common stock. Notwithstanding anything in the Plan to the contrary, Wachovia, as determined in its sole discretion, reserves the right to exclude any persons or entities from participation in the Plan at any time.

Enrollment as a Participant

You can join the Plan by signing an enrollment and authorization form and returning it to the Plan administrator. If you are already enrolled in the Plan, you will continue to be enrolled without further action on your part unless you give notice to the Plan administrator that you wish to terminate participation in the Plan or change your elections under the Plan.

How to Enroll

You can obtain an enrollment and authorization form at http://www.wachovia.com/file/ DRIPEnrollmentForm.pdf, or by written request to the Plan administrator at the address provided on page 3 or by calling 800-347-1246.

For eligible participants, the enrollment and authorization form provides the following investment options:

–	Automatically reinvest cash dividends on all shares of our common stock registered in your name. You also can make optional cash payments in amounts ranging from a $20 minimum to an aggregate of $15,000 per month per participant.

–	Automatically reinvest cash dividends on a portion of the shares registered in your name and continue to receive cash dividends on the remaining shares. You may also make optional cash payments in amounts ranging from a $20 minimum to an aggregate of $15,000 per month per participant.

–	Invest by making only optional cash payments in amounts ranging from a $20 minimum to an aggregate of $15,000 per month per participant.

All shares of common stock purchased through the Plan, whether by reinvested dividends or optional cash payments, will be held for participants in the Plan and the dividends on those shares will be reinvested automatically.

The Plan permits partial dividend reinvestment. If you are a record holder of our common stock, you can elect to have dividends on all or any number of whole shares reinvested under the Plan by indicating the number of shares on the enrollment and authorization form. After you make an initial election to reinvest dividends on less than all of your shares of common stock, you can reduce or increase the number of shares to which dividend reinvestment will apply by submitting to the Plan administrator a new enrollment and authorization form indicating your election.

Wachovia may terminate your participation in the Plan as provided under “Termination of Participation in the Plan—Termination by Wachovia” below if you reinvest less than $100 in dividends per year.

Changing Elections Under the Plan

You can change any election made under the Plan by indicating the new election on an enrollment and authorization form and submitting it to the Plan administrator at the address provided on page 3.

Enrollment Deadlines

If you are eligible to participate in the Plan, you can join the Plan at any time. If the Plan administrator receives an enrollment and authorization form at least five business days before the record date established for payment of a particular dividend, reinvestment of dividends under the Plan will begin with that dividend. If an enrollment and authorization form is received after the fifth business day prior to the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend. In the past, quarterly dividend record and payment dates for our common stock have ordinarily occurred on or about the following dates:

Record Date	Payment Date
February 28	March 15
May 31	June 15
August 31	September 15
November 30	December 15

Investments will be made as provided under “Purchase and Purchase Price of Shares—Investment Dates” below. Optional cash payments will be invested as specified under “Optional Cash Payments—Investment Dates” below. The payment of dividends is at the discretion of Wachovia’s board of directors, and this Plan does not represent a guarantee of future dividends.

Cost of the Program

For purchases, you will incur no brokerage commissions or service charges, unless you do not provide the Plan administrator with sufficient funds for purchases, in which case you may be charged an “insufficient funds” fee. In the event your check or direct debit of cash for an optional cash payment is returned due to insufficient funds, the Plan administrator will debit from your account the amount of the optional cash payment previously credited to you. However, if the Plan administrator has already purchased shares of our common stock with those funds, the Plan administrator will sell the purchased shares and apply the proceeds to cover the amount of the item returned due to insufficient funds. If the proceeds from the sale of shares purchased are not sufficient to cover the returned item, then the Plan administrator reserves the right to sell additional shares from your account. In addition, the Plan administrator reserves the right to sell additional shares from your account to cover any “insufficient funds” fee charged.

We will pay all costs of administering the Plan. If you request that the Plan administrator arrange a sale of shares of common stock held by the Plan for you or if any fractional shares are sold for your account, any brokerage commissions or other fees will be deducted from the proceeds of the sale. We reserve the right to establish or change service charges in connection with the Plan in the future, and you will be notified prior to any changes taking effect.

Purchase and Purchase Price of Shares

Plan Purchases of Shares

At our sole discretion, shares purchased under the Plan may be purchased (i) in “market transactions,” which are transactions on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions, or (ii) as “original issue” shares directly from Wachovia’s authorized and unissued shares.

Market transactions may be on such terms as to price, delivery, and otherwise as an agent, who the Plan administrator will appoint to act for you, may determine. Market transaction purchases by the agent will begin on or after the investment date and after the Plan administrator has delivered to the agent the payments for optional cash purchases and the dividends to be reinvested, as applicable, and will be completed as soon as reasonably practicable, but not later than 30 days after that date, unless we determine that completion at a later date is necessary or advisable under applicable securities laws. Neither Wachovia nor any participant will have any authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom purchases are to be made.

Original issue purchases will be made as of each investment date and will include the optional cash payments and dividends to be reinvested as of each investment date, as applicable.

No interest will be paid on any funds received under the Plan.

Wachovia will decide whether to purchase shares in market transactions or to issue new authorized but unissued shares no later than the relevant investment date. To the extent shares are original issue shares, we will receive additional funds for general corporate purposes, including investments in or extensions of credit to our banking and nonbanking subsidiaries. To the extent shares are purchased in market transactions, we will not receive any additional funds.

Purchase Price of Shares

If shares are purchased in market transactions, the price at which the shares will be purchased will be the weighted average purchase price of all shares of our common stock purchased for the applicable investment date.

If shares purchased are newly issued shares, the price will be the average of the high and low sales prices of the common stock on the NYSE composite transactions tape on the applicable investment date. If there are no trades on the investment date or if trading is halted or suspended on the investment date or if publication of the sales prices of the common stock does not take place or contains a reporting error, the purchase price shall be determined on the basis of such market quotations as Wachovia deems appropriate.

Investment Dates

The investment dates are the cash dividend payment dates in months in which dividends are paid and the 15th day of the other months. If the New York Stock Exchange, or NYSE, is not open on that date, the investment date will be the next day that the NYSE is open.

Number of Shares Purchased for Participant Accounts

The number of shares purchased for each participant will depend on the amount of dividends you choose to reinvest under the Plan and the amount of any optional cash payments and the purchase price per share. Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount reinvested by you, divided by the applicable purchase price per share of the common stock.

Optional Cash Payments

You can make optional cash payments to purchase our common stock under the Plan. Optional cash payments must not be less than $20 nor more than $15,000 per month per participant. We will notify you in advance of any change to these minimum or maximum amounts for optional cash payments.

How to Make an Optional Cash Payment

To make an optional cash payment, you may send a check or money order payable to “American Stock Transfer & Trust Company, Administrator” or “Wachovia Corporation” together with an optional cash payment form which is located at the bottom of the Plan investment statement (see “Reports to Participants” below) and mail them to the Plan administrator at the address provided on page 3. Optional cash payments made by check need not be in the same amount each time.

In addition, you also can authorize the Plan administrator to automatically debit your checking or savings account for monthly optional cash payments by completing the direct debit authorization form which you may access at http://www.wachovia.com/file/Direct_Debit_Authorization_Form.pdf or by calling the Plan administrator at 800-347-1246. Generally, debits occur on the 13th day of each month. The debit must be in the same amount each month and will continue until you notify the Plan administrator in writing that you wish to change the amount or terminate participation in the direct debit program.

Investment Dates

We must receive your optional cash payments for a particular investment date at least two business days prior to the relevant investment date. Optional cash payments received after that time will be held until the next investment date, subject to Plan provisions.

Within approximately five business days after any investment date, the Plan administrator will send you a dividend reinvestment transaction confirmation reflecting the details of the purchase resulting from your optional cash payment. The transactions reported on the confirmation will be reflected on your next quarterly investment statement.

Return of Optional Cash Payments

If you desire the return of any optional cash payment, you must notify the Plan administrator at least two business days before the investment date. Requests received by the Plan administrator after such time will not be honored. In addition, if you are participating in our direct debit program, requests to terminate debits for optional cash purchases must be received by the Plan administrator on or before the last business day of the month prior to the next investment date.

Under no circumstances will interest be paid on any optional cash payments received to purchase our common stock.

Reports to Participants

Within approximately 10 business days of each purchase, as a result of reinvesting your regular quarterly cash dividends, the Plan administrator will send you an investment statement reflecting all transactions in your account for the year to date. These statements will provide the number of shares you hold in the Plan, shares you hold in book-entry and certificate form, the cost basis of shares purchased and other information about your account. If you need to request additional or replacement copies of any statement for a prior year, please contact the Plan administrator. You will be charged a $20.00 fee for each additional or replacement copy and additional fees may be imposed for extended research regarding your Plan account.

Dividends

Dividends, declared and paid by Wachovia, will be paid on all shares of common stock held in your account or otherwise enrolled in the Plan on the basis of the full shares and fractional share interests held on the record dates for the dividends. Dividends will be reinvested automatically in additional shares of common stock, which will be credited to your account.

Withdrawal of Plan Shares

You can withdraw all or any portion of the full shares of common stock held in your account by notifying the Plan administrator. The notice should be sent to the Plan administrator at the address provided on page 3. Any full shares that you withdraw from the Plan will be held for you in book-entry form through the direct registration system. You can obtain information about direct registration at any time by accessing the Shareholder Services Q&A at http://www.wachovia.com/investor, by written request to the Plan administrator at the address provided on page 3 or by calling 800-347-1246. If you elect to withdraw shares from the Plan, the Plan administrator will send you a dividend reinvestment confirmation reflecting the shares withdrawn, as well as a direct registration book-entry statement reflecting the full shares issued to you. Alternatively, you may request that a certificate for the full shares requested to be withdrawn be issued in your name and mailed to you. In no case will any fractional share interests be issued in book-entry or certificate form. Any fractional share will be sold and a check for the net proceeds resulting from that sale (i.e., the proceeds from the sale less brokerage commissions and other service charges) will be mailed to the participant. If the Plan administrator receives your notice of withdrawal on or after the record date but more than two days prior to the payment date for a particular dividend payment, that dividend will be paid to you in cash. If, however, your notice of withdrawal is received less than two days prior to the payment date for a dividend, that cash dividend will be reinvested for your account.

If you have elected full dividend reinvestment on all shares of common stock registered in your name, the cash dividends on the shares withdrawn from the Plan will continue to be reinvested. If you have not elected full reinvestment, only the dividends for the number of shares for which you had elected reinvestment will be reinvested. You may change any election previously made by submitting a new enrollment and authorization form.

Selling Plan Shares

You can sell all or part of your shares of common stock held in your account. You can sell your shares of common stock either through your broker or through the Plan administrator. If you elect to sell through a broker of your choice, you must first request that your shares be moved into book-entry form so that your broker may transfer and sell your shares through the direct registration system or, you may request the Plan administrator to send you a certificate representing the number of full shares of common stock you want to sell. In no case will any fractional share interests be issued in certificate or book-entry form.

Alternatively, you can request that the Plan administrator sell for you some or all of your shares of common stock held by the Plan in your account. The Plan administrator will sell shares for you through brokers or dealers selected by the Plan administrator in its sole discretion, and the brokers or dealers may be affiliated with the Plan administrator and/or Wachovia. If you request that the Plan administrator arrange for the sale of your shares of common stock, you will be charged a commission by the brokers or dealers selected by the Plan administrator, which will be deducted, along with any applicable taxes or other fees incurred by the Plan administrator, from the cash proceeds paid to you. The Plan Administrator will mail a check for the cash proceeds from the sale to you within approximately two business days of the sale date and will reflect all details of the transaction on the check stub.

If you request that the Plan administrator arrange for the sale of your shares of common stock, you will not be able to direct the date or price at which your common stock is sold. The Plan administrator will attempt in good faith to arrange for the sale within 10 days after receiving your request. In addition, shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the weighted average sales price of all shares sold, less your pro rata share of brokerage commissions, applicable taxes and other fees. A sale of all shares of common stock held in your Plan account will not automatically terminate participation in the Plan. We reserve the right to terminate your participation in the Plan if you own fewer than 50 shares of common stock in your own name at any time. For additional information, see “Termination of Participation in the Plan” below.

Please remember that if you elect to sell your common stock through the Plan administrator, the price of our common stock may decline during the period between the Plan administrator’s receipt of your request to sell and the date of the sale in the open market. You also assume a similar risk between the time that you request and have your shares moved into book-entry form or request and receive a certificate. You should carefully evaluate this risk, which you bear.

Termination of Participation in the Plan

How to Terminate Your Participation

You can terminate participation in the Plan at any time by notifying the Plan administrator in writing that you wish to discontinue participation in the Plan. If the Plan administrator receives your notice to discontinue reinvestment prior to the record date for a dividend payment, the next dividend will be paid to you in cash. If the Plan administrator receives your notice to discontinue reinvestment on or after the record date but more than two days prior to the payment date for a dividend, the dividend paid on that payment date will be paid to you in cash. If, however, your notice to discontinue reinvestment is received less than two days prior to the payment date for a dividend, the cash dividend paid on that date will be reinvested in common stock for your account and then your account will be terminated. Thereafter, all dividends on common stock you hold of record will be paid to you in cash unless you re-enroll in the Plan, which you may do at any time if you meet the applicable eligibility requirements as provided under “Eligibility” above. When electing to terminate participation in the Plan, any payments for optional cash purchases received by the Plan administrator before receipt of your notice of termination will be invested for your account unless you specifically request return of your payment at least two business days before the next investment date. If you are participating in our direct debit program and desire to terminate your participation in the Plan, your notice of termination must be received by the Plan administrator on or before the last business day of the month that is immediately prior to the month in which an investment date occurs. Any termination notice should be sent to the Plan administrator at the address provided on page 3.

Termination by Wachovia

Wachovia also may terminate a participant’s participation in the Plan for any reason and at any time, including if during a calendar year a participant reinvests less than $100 in dividends or owns fewer than 50 shares of Wachovia common stock of record (for Wachovia employees, one share of Wachovia common stock of record) by giving written notice to the participant. If the notice is given between a dividend record date and payment date, termination will not be effective for that dividend.

What Happens If My Participation in the Plan Is Terminated?

Upon termination of participation in the Plan, any full shares that you hold in the Plan will be held for you in book-entry form through our direct registration system, unless you elect to sell your shares in the Plan before the effective date of termination. You can obtain information about direct registration at any time by accessing the Shareholder Services Q&A at http://www.wachovia.com/investor, by written request to the Plan administrator at the address provided on page 3 or by calling 800-347-1246. Alternatively, you may request a certificate for the number of full shares of stock in your account be issued and mailed to you. Any fractional share interest will be sold and a check for the net proceeds (i.e., the proceeds from the sale less brokerage commissions and other service charges) will be mailed to you.

Share Certificates and Safekeeping

Issuance of Certificates for Shares of Common Stock Purchased

All shares credited to your account will be held by the Plan administrator or its nominee as your agent. If you wish to transfer your shares out of the Plan, the Plan administrator will issue shares to you in book-entry form through the direct registration system. In that case, the Plan administrator will send you a direct registration book-entry statement reflecting the full shares issued to you within approximately five business days of the date of transfer. You can obtain information about direct registration at any time by accessing the Shareholder Services Q&A at http://www.wachovia.com/investor, by written request to the Plan administrator at the address provided on page 3 or by calling 800-347-1246. Fractional share interests will not be issued in certificate or book-entry form under any circumstances. You may request that certificates for any number of whole shares credited to your account be issued to you without charge upon written request to the Plan administrator.

Safekeeping of Share Certificates

You may at any time deposit certificates for shares of common stock you hold of record. If you desire to use this safekeeping feature, you should send the certificates to the Plan administrator, together with a written request that the shares be added to your account. You should send these certificates by registered mail, return receipt requested, and insure them for an amount sufficient to cover the bond premium that would be charged to replace the certificates if they were lost or destroyed. You should insure your certificates in an amount equal to the cost of the bond, which is two percent of the current market value of the shares. For example, if a certificate for 40 shares of Wachovia common stock is lost and the current price of Wachovia common stock is $54, the value of the shares would be $2,160 (40 x $54). The cost of a bond to replace this lost certificate would be $43.20 (2% of $2,160), plus a $25 administration fee. Dividends on shares of common stock deposited for safekeeping will be reinvested automatically in additional shares of common stock. We provide this safekeeping feature free of charge.

Sale or Transfer of All or a Portion of Shares Registered in Your Name

If you dispose of all shares of common stock registered in your name on our shareholder records (those for which you hold certificates or that are held in book-entry form through the direct registration system) without terminating participation in the Plan, the Plan administrator will continue to reinvest dividends payable on the shares of common stock held in your account in the Plan until such time as your participation in the Plan is terminated.

If you sell all of the shares of common stock you hold of record, you would still hold shares of common stock under the Plan because those shares are held by the Plan administrator as nominee for all participants in the Plan. Cash dividends on the shares held in your Plan account, including any shares held in safekeeping, would continue to be reinvested under the Plan until your participation in the Plan terminates.

If you have authorized the reinvestment of cash dividends on all shares registered in your name and then dispose of a portion of those shares, the cash dividends on the remaining shares will continue to be reinvested.

If you have authorized the reinvestment of cash dividends on less than all shares registered in your name and you dispose of a portion of those registered shares, the cash dividends on the lesser of (i) the number of shares with respect to which reinvestment of cash dividends was originally authorized or (ii) all of the shares which remain in your name will continue to be reinvested.

Wachovia may terminate a participant’s participation in the Plan for any reason and at any time, including if during a calendar year a participant reinvests less than $100 in dividends or owns fewer than 50 shares of Wachovia common stock of record (for Wachovia employees, one share of Wachovia common stock of record) by giving written notice to the participant. See “Termination of Participation in the Plan—Termination by Wachovia” above.

Federal Income Tax Consequences of Participation

Reinvestment of Dividends

If the shares purchased are newly issued shares, participants will be considered to have received a dividend for federal income tax purposes equal to the fair market value as of the investment date of the shares purchased with the reinvested dividends. If the shares are purchased through market transactions, participants will be treated as having received a dividend equal to the cash dividend paid by us increased by the amount of brokerage fees and charges paid to the agent by us. Those dividend amounts will become your basis in the shares purchased, and your holding period of those shares will begin on the day following the date of purchase.

Optional Cash Payments

With respect to newly issued shares, participants who elect to invest in additional shares by making optional cash payments will be treated for federal income tax purposes as having received a dividend equal to the excess (if any) of (i) the fair market value on the investment date of the shares purchased, over (ii) the optional cash payments made. You will not be deemed to have received a dividend with respect to shares acquired by purchases in market transactions, except to the extent of brokerage fees and charges paid to the agent by us. Your tax basis in the shares purchased will be equal to the cost paid by you in acquiring the stock, plus the amount (if any) treated as a dividend for federal income tax purposes, and the participant’s holding period for those shares will begin on the day following the date of purchase.

Additional Information Applicable to Reinvestment of Dividends and Optional Cash Payments

The dividend income received by a corporate shareholder generally is eligible for a 70 percent dividends-received deduction under current federal tax laws.

You will not realize any taxable income upon the receipt of whole shares credited to your account, either upon your request for certificates or book-entry registration for those shares or upon withdrawal from or termination of the Plan. However, if you receive, upon withdrawal from or termination of the Plan, a cash payment for a fractional share credit in your account, you will be treated as having redeemed the fractional share of stock and accordingly will recognize gain or loss for tax purposes equal to the difference between the cash payment and your tax basis of that fractional share. You will realize gain or loss upon the sale or exchange of shares after withdrawal from the Plan. The amount of that gain or loss will be the difference between the amount which you receive for each whole share and your tax basis for the shares.

A participant’s (including a foreign shareholder) dividends that are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from those dividends before reinvestment in additional shares for that participant’s Plan account. Statements confirming purchases made for those participants will indicate that tax has been withheld. Pursuant to Internal Revenue Service regulations, the amount of tax to be withheld will be determined by applying the applicable withholding rate to an amount equal to the sum of the amount of cash dividends that the participant would have received had the dividends been paid to the participant in cash plus brokerage fees and charges paid to the agent by us.

Tax Relief Act

The Jobs and Growth Tax Relief Reconciliation Act of 2003, or the Tax Relief Act, enacted on May 28, 2003, reduces the maximum rate of tax imposed on most dividends received by individuals from the higher marginal income tax rates to 15 percent (5 percent for individuals in the lower tax brackets and 0 percent for these taxpayers in 2008). This provision applies to dividends received in taxable years beginning after December 31, 2002 and before January 1, 2009. The Tax Relief Act is unclear about whether dividends representing brokerage fees and charges paid to the agent by us qualify for the reduced rates. In order to be eligible for the reduced rate described above, an individual shareholder must own our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Also, if an individual receives an “extraordinary dividend” within the meaning of Section 1059 of the Internal Revenue Code (i.e., a dividend which equals or exceeds 10 percent of the individual’s tax basis in our common stock) which is eligible for the reduced rate, any loss on a subsequent sale of the stock with respect to which such dividend is made is treated as a long-term capital loss to the extent of such dividend. For purposes of determining the amount of deductible investment interest, a dividend is treated as investment income only if the individual elects to treat the dividend as not eligible for the reduced rate. For sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009, the Tax Relief Act also reduces the top individual tax rate on adjusted net capital gains from 20 percent (10 percent for individuals in the lower tax bracket) to 15 percent (5 percent for individuals in the lower tax brackets and 0 percent for these taxpayers in 2008).

The above is intended only as a general discussion for the current federal income tax consequences of participation in the Plan. You should consult your own tax advisors regarding the federal and state income tax consequences (including the effects of any changes in law) of your participation in the Plan.

Responsibilities of the Plan Administrator, Wachovia and the Agent

The Plan administrator, Wachovia and the agent shall not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any following claims of liability:

•	arising out of failure to terminate a participant’s account upon the participant’s death prior to receipt by the Plan administrator of notice in writing of such death;

•	with respect to the price at, or terms upon which, shares of stock may be purchased or sold or the times such purchases or sales may be made; or

•

with respect to any fluctuation in the market value of the common stock before, at or after any such purchases may be made, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan. The foregoing limited liability provision does not affect a shareholder’s right to bring a cause of action based on alleged violations of federal securities laws. The terms and conditions of the Plan shall be governed by the laws of the State of North Carolina.

All notices from the Plan administrator will be addressed to you at your last address of record with the Plan Administrator. The mailing of a notice to your last address of record will satisfy the Plan administrator’s duty of giving notice to you. Therefore, you must promptly notify the Plan administrator of any change of address. Failure to do so during any three-year period may result in abandonment of the property in your account subjecting that property to applicable unclaimed property laws. For accounts that meet a state’s definition of “abandoned,” the Plan administrator may be legally required to transfer the property in the account, including shares and dividends, to the state of the account’s last known address.

Other Information

Stock Split, Stock Dividend or Common Stock Rights Offering

Any common stock split or stock dividend issued by us will be credited to your Plan account based on the number of shares (including fractional share interests) you hold in your account on the record date for the split or dividend. In the event we make available to holders of common stock, rights or warrants to purchase additional shares of common stock or other securities, those rights or warrants will be made available to you based on the number of shares (including fractional share interests to the extent practicable) you hold in your account on the record date established for determining the holders of common stock entitled to such rights or warrants.

In the event of a stock split, stock dividend or other similar transaction, the number of shares of common stock covered by this prospectus will be increased accordingly. In addition, the Plan administrator may either curtail or suspend transaction processing until completion of the stock dividend, stock split or other corporate action.

Voting of Shares

If on the record date for a meeting of shareholders there are any shares credited to your account entitled to vote, those shares will be added to any shares registered in your name on our shareholder records, and you will receive one proxy covering the total of those shares. The proxy will be voted as you direct or you can vote all of those shares in person at the shareholders’ meeting.

Sale, Pledge or Assignment of Shares in Account

You cannot sell, pledge or otherwise assign or transfer your account, or any interest therein, or any shares of stock credited to your account, except that shares in your account can be sold as provided in “Selling Plan Shares” above and can be transferred in accordance with the requirements as may be imposed by the Plan administrator in connection with transfers. If you desire to pledge or otherwise assign shares of stock, you must request the withdrawal of such shares from the Plan in accordance with the procedures outlined under “Withdrawal of Plan Shares” above.

Regulation and Interpretation of the Plan

Wachovia reserves the right to regulate and interpret the Plan as it deems necessary or desirable.

Modification or Discontinuance of the Plan

We reserve the right to modify, suspend or terminate the Plan at any time. We also reserve the right to terminate a participant’s participation in the Plan for any reason. You will be notified of any such modification, suspension or termination.

No Future Dividends on Wachovia’s Dividend Equalization Preferred Shares, or DEPs

The DEPs were issued in 2001 to the shareholders of the former Wachovia who elected to receive the DEPs in connection with the merger between First Union and the former Wachovia. Because Wachovia paid common stock dividends equal to $1.25 per share in the four quarters of 2003, holders of DEPs are no longer entitled to receive any dividend on the DEPs and Wachovia has ceased to pay any such dividends.

Use of Proceeds

The net proceeds from the sale of newly issued shares of common stock issued under the Plan will be used for general corporate purposes, which may include the reduction of indebtedness, investments at the holding company level, investments in or extensions of credit to our banking and nonbanking subsidiaries and other banks and companies engaged in other financial service activities, the purchase of our outstanding equity securities and possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and the availability of other funds. Based upon our past and anticipated growth, we may engage in additional financings of a character and amount to be determined as the need arises.

We will not receive any funds under the Plan from the purchase of shares of common stock by the agent in market transactions.

Description of Common Stock

The following information outlines some of the provisions in our articles of incorporation, bylaws and the North Carolina Business Corporation Act, or the NCBC Act. This information is qualified in all respects by reference to the provisions of Wachovia’s articles, bylaws and the NCBC Act.

Authorized Common Stock

Our authorized common stock consists of 3,000,000,000 shares of common stock, par value $3.33 1/3 per share. On August 31, 2006, 1,588,621,265 shares of common stock were issued and outstanding. Our common stock is listed on the NYSE under the symbol “WB.”

General

Subject to the prior rights of any Wachovia preferred shareholders, Class A preferred shareholders and depositary shareholders then outstanding, common shareholders are entitled to receive such dividends as our board of directors may declare. In the event of liquidation or dissolution, common shareholders are entitled to receive any of our net assets remaining after paying all liabilities and after paying all preferred shareholders, Class A preferred shareholders, holders of DEPs and depositary shareholders the full preferential amounts to which those holders are entitled.

Under an indenture between us and Wilmington Trust Company, as trustee, we agreed not to pay any dividends on, or acquire or make a liquidation payment relating to, any of our common stock, preferred stock and Class A preferred stock, if, at that time, there is a default under the indenture or a related Wachovia guarantee or if we have deferred interest payments on the securities issued under the indenture. In addition, in connection with the issuance of preferred stock by a real estate investment trust subsidiary of Wachovia, we agreed that we could declare or pay a dividend on our common stock only after quarterly distributions of an estimated $1.8 million have been paid in full on the preferred stock for each quarterly distribution period occurring prior to the proposed common stock cash dividend.

Subject to the prior rights of any preferred shareholders, Class A preferred shareholders and depositary shareholders, common shareholders have all voting rights, each share being entitled to one vote on all matters requiring shareholder action and in electing directors. Common shareholders have no preemptive, subscription or conversion rights. All of the outstanding shares of common stock are, and any common stock issued and sold hereunder will be, fully paid and nonassessable.

American Stock Transfer & Trust Company, is the transfer agent, registrar and dividend disbursement agent for the common stock.

Rights Plan

Under Wachovia’s Shareholder Protection Rights Agreement, each outstanding common stock share has a right attached to it. This right remains attached unless a separation time occurs. At separation time, common shareholders will receive separate certificates for these rights. Each right entitles its owner to purchase at separation time one one-hundredth of a share of a participating series of Class A preferred stock for $105. This series of Class A preferred stock would have economic and voting terms similar to those of one common stock share. Separation time would generally occur at the earlier of the following two dates:

•	the tenth business day after any person commences a tender or exchange offer that entitles that person to 10% or more of our outstanding common stock; or

•	the tenth business day after we publicly announce that a person has acquired beneficial ownership of 10% or more of our outstanding common stock.

These rights will not trade separately from the shares of common stock until the separation time occurs, and may be exercised on the business day immediately after the separation time. The rights will expire at the earliest of:

•	the date on which our board of directors elects to exchange the rights for our common stock or preferred stock as described below;

•	the close of business on December 28, 2010, unless our board of directors extends that time; or

•	the date on which the rights are terminated as described below.

Once we publicly announce that a person has acquired 10% of our outstanding common stock, we can allow for rights holders to buy our common stock for half of its market value. For example, we would sell to each rights holder common stock shares worth $210 for $105 in cash. At the same time, any rights held by the 10% owner or any of his affiliates, associates or transferees will be void. In addition, if we are acquired in a merger or other business combination after a person has become a 10% owner, the rights held by shareholders would become exercisable to purchase the acquiring company’s common stock for half of its market value.

In the alternative, our board of directors may elect to exchange all of the then outstanding rights for shares of common stock at an exchange ratio of two common stock shares for one right. Upon election of this exchange, a right will no longer be exercisable and will only represent a right to receive two common stock shares.

If we are required to issue common stock shares upon the exercise of rights, or in exchange for rights, the board may substitute shares of participating Class A preferred stock. The substitution will be at a rate of two one one-hundredths of a share of participating Class A preferred stock for each right exchanged.

The rights may be terminated without any payment to holders before their exercise date. The rights have no voting rights and are not entitled to dividends.

The rights will not prevent a takeover of Wachovia. The rights, however, may cause substantial dilution to a person or group that acquires 10% or more of common stock unless our board first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in Wachovia’s and our shareholders’ best interests because the board can terminate the rights before that transaction is completed.

The complete terms of the rights are contained in the Shareholder Protection Rights Agreement. This agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the description above is qualified entirely by reference to that agreement. A copy of the rights agreement can be obtained upon written request to Wachovia Bank, National Association, 301 South College Street, Charlotte, North Carolina 28288-0206.

Other Provisions

Our articles and bylaws contain various provisions which may discourage or delay attempts to gain control of Wachovia. Our articles include the following provisions:

•	classifying the board of directors into three classes, each class to serve for three years, with one class elected annually;

•	authorizing the board of directors to fix the size of the board between nine and 30 directors;

•	authorizing directors to fill vacancies on the board occurring between annual shareholder meetings, except that vacancies resulting from a director’s removal by a shareholder vote may be filled only by a shareholder vote;

•	providing that directors may be removed only for a valid reason and only by majority vote of shares entitled to vote in electing directors, voting as a single class;

•	authorizing only the board of directors, our Chairman or President to call a special meeting of shareholders, except for special meetings called under special circumstances for classes or series of stock ranking superior to common stock; and

•	requiring an 80% shareholder vote by holders entitled to vote in electing directors, voting as a single class, to alter any of the above provisions.

Our bylaws include specific conditions under which business may be transacted at annual shareholders’ meetings, and persons may be nominated for election as our directors at annual shareholders’ meetings.

The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless

•	the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition; and

•	within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued; or unless the acquisition otherwise requires Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as us, would constitute the acquisition of control.

In addition, any “company” would be required to obtain Federal Reserve Board approval before acquiring 25% or more of our outstanding common stock. If the acquiror is a bank holding company, this approval is required before acquiring 5% of the outstanding common stock. Obtaining “control” over us would also require Federal Reserve Board prior approval. “Control” generally means

•	the ownership or control of 25% or more of a bank holding company voting securities class;

•	the ability to elect a majority of the bank holding company’s directors; or

•	the ability otherwise to exercise a controlling influence over the bank holding company’s management and policies.

Two North Carolina shareholder protection statutes adopted in 1987, The North Carolina Stockholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not to be covered by these statutes. We elected not to be covered by these statutes.

In addition, in certain instances the ability of our board to issue authorized but unissued shares of common stock, preferred stock or Class A preferred stock may have an anti-takeover effect.

Existence of the above provisions could result in our being less attractive to a potential acquiror or result in our shareholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 800-SEC-0330. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. Wachovia’s website address is http://www.wachovia.com. The information on our website is not a part of this document. You also can inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be updated automatically and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the most recently filed document. We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until our offering is completed, except that we are not incorporating by reference any document or information that is only “furnished” to the SEC or that is otherwise not deemed to be filed with the SEC under those sections.

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, and for the quarter ended June 30, 2006;

•	Current Reports on Form 8-K filed on January 3, 2006, January 19, 2006, January 30, 2006, January 31, 2006, February 1, 2006, February 24, 2006, April 14, 2006, April 17, 2006, May 8, 2006, May 19, 2006, July 20, 2006, August 2, 2006 and August 22, 2006;

•	The description of Wachovia common stock set forth in the registration statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purposes of updating this description; and

•	The description of Wachovia’s Shareholder Protection Rights Agreement, contained in a registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purposes of updating this description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address: Investor Relations, Wachovia Corporation, One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288-0206, 704-374-6782.

Validity of Securities

The validity of the common stock offered will be passed upon for us by Ross E. Jeffries, Jr., Esq., Senior Vice President and Deputy General Counsel of Wachovia. Mr. Jeffries owns shares of common stock and holds options to purchase additional shares of common stock.

Experts

The consolidated balance sheets of Wachovia Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in

Wachovia’s 2005 Annual Report which is incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated by reference in this prospectus, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Golden West Financial Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting for the year ended December 31, 2005 which are included in Wachovia’s Current Report on Form 8-K dated May 19, 2006 incorporated herein by reference have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are also incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Forward-Looking Statements

This prospectus contains or incorporates statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to” or other similar words. Our actual results, performance or achievements could be materially different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the prospectus or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be materially different from those expressed or implied by these forward-looking statements.

Indemnification

Our directors and executive officers are entitled to indemnification as expressly permitted by the provisions of the NCBC Act and our bylaws. We also have directors’ and officers’ liability insurance, which provides, in general, insurance to our directors and officers against loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The Plan is not available to any person to whom we may not legally offer it. The date of this prospectus is September 15, 2006. You should not assume that the information in this prospectus is still accurate as of any later date.

Wachovia Corporation

Dividend

Reinvestment

and Stock

Purchase

Plan

Common Stock

PROSPECTUS

Dated September 15, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered:

Registration Statement filing fee	$58,198
Legal fees and expenses	1,000
Accounting fees and expenses	10,000
Printing costs	20,000
Miscellaneous	3,802

Total	$93,000

Item 15.    Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBC Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he was a party because he is or was a director or officer, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct. However, when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or by-laws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Wachovia’s by-laws provide for the indemnification of Wachovia’s directors and executive officers by Wachovia against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of Wachovia.

Wachovia’s articles of incorporation provide for the elimination of the personal liability of each director of Wachovia to the fullest extent permitted by the provisions of the NCBC Act, as the same may from time to time be in effect.

Wachovia maintains directors and officers liability insurance, subject to certain deductible limits. In general, the policy insures (i) Wachovia’s directors and officers against loss by reason of any of their wrongful acts, and/or (ii) Wachovia against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Item 16.    Exhibits.

Exhibit No.	Description
(4)(a)	Shareholder Protection Rights Agreement (Incorporated by reference to Exhibit (4) to Legacy First Union’s Current Report on Form 8-K dated December 20, 2000, to Exhibit (4)(a) to Wachovia’s Quarterly Report for the Quarter ended June 30, 2001 and to Exhibit 4(c) to Wachovia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.)
(4)(b)	All instruments defining the rights of holders of long-term debt of Wachovia and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
(4)(c)	Wachovia Corporation Dividend Reinvestment and Stock Purchase Plan (terms and conditions of this plan are set forth in the prospectus contained in this registration statement).
(5)	Opinion of Ross E. Jeffries, Jr., Esq.
(12)(a)	Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12)(a) to Wachovia’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2006.)
(12)(b)	Computations of Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends. (Incorporated by reference to Exhibit (12)(b) to Wachovia’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2006.)
(23)(a)	Consent of KPMG LLP.
(23)(b)	Consent of Deloitte & Touche LLP.
(23)(c)	Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit (5).)
(24)	Power of Attorney.

Item 17.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the “Securities Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 15, 2006.

WACHOVIA CORPORATION

By:    /s/    MARK C. TREANOR

Mark C. Treanor

Senior Executive Vice President,

Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity

G. KENNEDY THOMPSON* G. Kennedy Thompson	Chairman, President, Chief Executive Officer and Director

THOMAS J. WURTZ* Thomas J. Wurtz	Senior Executive Vice President and Chief Financial Officer

DAVID M. JULIAN* David M. Julian	Executive Vice President and Controller (Principal Accounting Officer)

JOHN D. BAKER, II* John D. Baker, II	Director

ROBERT J. BROWN* Robert J. Brown	Director

PETER C. BROWNING* Peter C. Browning	Director

JOHN T. CASTEEN, III* John T. Casteen, III	Director

WILLIAM H. GOODWIN, JR.* William H. Goodwin, Jr.	Director

ROBERT A. INGRAM* Robert A. Ingram	Director

DONALD M. JAMES* Donald M. James	Director

MACKEY J. MCDONALD* Mackey J. McDonald	Director

Signature	Capacity

JOSEPH NEUBAUER* Joseph Neubauer	Director

ERNEST S. RADY* Ernest S. Rady	Director

VAN L. RICHEY* Van L. Richey	Director

RUTH G. SHAW* Ruth G. Shaw	Director

LANTY L. SMITH* Lanty L. Smith	Director

JOHN C. WHITAKER, JR.* John C. Whitaker, Jr.	Director

DONA DAVIS YOUNG* Dona Davis Young	Director

*By Mark C. Treanor, Attorney-in-Fact /s/ MARK C. TREANOR Mark C. Treanor

Date: September 15, 2006

EXHIBIT INDEX

Exhibit No.	Description

(4)(a)	Shareholder Protection Rights Agreement (Incorporated by reference to Exhibit (4) to Legacy First Union’s Current Report on Form 8-K dated December 20, 2000, to Exhibit (4)(a) to Wachovia’s Quarterly Report for the Quarter ended June 30, 2001 and to Exhibit 4(c) to Wachovia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.)
(4)(b)	All instruments defining the rights of holders of long-term debt of Wachovia and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
(4)(c)	Wachovia Corporation Dividend Reinvestment and Stock Purchase Plan (terms and conditions of this plan are set forth in the prospectus contained in this registration statement).
(5)	Opinion of Ross E. Jeffries, Jr., Esq.
(12)(a)	Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12)(a) to Wachovia’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2006.)
(12)(b)	Computations of Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends. (Incorporated by reference to Exhibit (12)(b) to Wachovia’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2006.)
(23)(a)	Consent of KPMG LLP.
(23)(b)	Consent of Deloitte & Touche LLP.
(23)(c)	Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit (5).)
(24)	Power of Attorney.